Exhibit 22.1
LIST OF SUBSIDIARY GUARANTORS
From time to time, the subsidiaries of Dynagas LNG Partners LP (the “Partnership”) listed in the table below may be guarantors of debt securities issued by the Partnership pursuant to the registration statement on Form F-3 to which this list is filed as an exhibit.

Name	Organization
Dynagas Operating LP	Marshall Islands
Dynagas Operating GP LLC	Marshall Islands
Dynagas Equity Holding Limited	Marshall Islands
Pegasus Shipholding S.A.	Marshall Islands
Seacrown Maritime Ltd.	Marshall Islands
Lance Shipping S.A.	Marshall Islands
Noteworthy Shipping Limited	Malta
Dynagas Finance Inc.	Marshall Islands
Navajo Marine Limited	Marshall Islands
Solana Holding Ltd.	Marshall Islands
Dynagas LNG Carriers Ltd.	Marshall Islands
Dynagas Finance LLC	Delaware